Exhibit 99.(k)(2)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT effective as of the 1 day of July 2022 by and among Destiny Alternative Fund (Tax Exempt) LLC, a Delaware limited liability company (the “Fund”) and First Trust Capital Management L.P., a Delaware limited partnership (“the Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Destiny Alternative Fund LLC (the “Master Fund”) pursuant to an Investment Management Agreement with the Master Fund dated July 1, 2022 (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration that the Fund will be investing substantially all of its assets in the Master Fund through an offshore wholly-owned subsidiary of the Fund, the parties to this Agreement agree as follows:

1.                 Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Confidential Private Placement Memorandum as currently in effect.

2.                 The Investment Manager agrees with the Fund to waive fees and to pay or absorb expenses of the Fund (including the Fund’s pro rata share of the Master Fund’s investment management fee and other fees and expenses) (a “Waiver”) so that the Total Annual Expenses of the Fund (including the Fund’s pro rata share of the Master Fund’s Total Annual Expenses, but excluding any taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses) will not exceed 2.50% of the average daily net assets of the Fund on an annualized basis (the “Expense Limitation”).

3.                 This Agreement will have an initial term of one year from the effective date of this Agreement, and during such term this Agreement may not be terminated by the Investment Manager or the Fund. This Agreement will automatically renew for consecutive one-year terms thereafter. Subject to the initial sentence of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.                 The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Investment Manager, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by the Investment Manager, and to repay the Investment Manager such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation in effect at the time of the Waiver and the Expense Limitation in effect at the time of the repayment. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5.                 If this Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to repay to the Investment Manager, any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

6.                 This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7.                 This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

DESTINY ALTERNATIVE FUND (TAX EXEMPT) LLC

/s/ Michael Peck
By: Michael Peck
Title: President

FIRST TRUST CAPITAL MANAGEMENT L.P.:

/s/ Michael Peck
By: Michael Peck
Title: Chief Executive Officer